UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STEREOTAXIS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STEREOTAXIS, INC.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

(314) 678-6100

April 15, 2011

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on May 25, 2011. We will hold the meeting at 8:00 a.m. Central Daylight Time at our principal executive offices, which are located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and in this proxy statement. We have also made a copy of our 2010 Annual Report on Form 10-K available on the Internet with this proxy statement. We encourage you to read our Annual Report on Form 10-K. It includes our audited financial statements and provides information about our business and products.

At the meeting you will be asked to elect three Class I Directors; ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our current fiscal year; approve, by non-binding vote, executive compensation; recommend, by non-binding vote, the frequency of future advisory votes on executive compensation; and transact such other business as may properly come before the meeting.

Whether or not you plan to attend the Annual Meeting of Shareholders, we encourage you to vote your shares. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting. You may vote by mail, Internet, telephone, or in person at the meeting.

On behalf of the entire Board, we look forward to seeing you at the meeting.

Sincerely,

Fred A. Middleton Chairman of the Board of Directors

STEREOTAXIS, INC.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

(314) 678-6100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 25, 2011

The Annual Meeting of Shareholders of Stereotaxis, Inc. will be held at our principal executive offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, on Wednesday, May 25, 2011, at 8:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors as Class I Directors to serve until our 2014 Annual Meeting;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

3.	To approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting.

We first began sending to all shareholders of record a Notice of Internet Availability of Proxy Materials on April 15, 2011. Please note that our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available for viewing on the Internet. Please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail.

By Order of the Board of Directors, STEREOTAXIS, INC.

Karen W. Duros Secretary St. Louis, Missouri April 15, 2011

IMPORTANT NOTICE

Please Vote Your Shares Promptly

I.	QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q.	Why am I receiving these materials?

The Board of Directors (the “Board”) of Stereotaxis, Inc. (the “Company”) is soliciting proxies from the Company’s shareholders in connection with its 2011 Annual Meeting of Shareholders to be held on Wednesday, May 25, 2011 and any and all adjournments and postponements thereof. A Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to our shareholders on or before April 15, 2011. You are encouraged to vote on the proposals presented in these proxy materials. You are invited to attend the Annual Meeting, but you do not have to attend to vote.

Q.	When and where is the Annual Meeting?

We will hold the Annual Meeting of Shareholders on Wednesday, May 25, 2011, at 8:00 a.m., Central Daylight Time, at our principal executive offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2010 Annual Report on Form 10-K to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

Q.	Who is entitled to vote at the meeting?

You are entitled to vote (in person or by proxy) if you were a shareholder of record of shares of our common stock at the close of business on

March 31, 2011 (the “Record Date”). On March 31, 2011 there were 55,288,521 shares of our common stock outstanding and entitled to vote and no shares of our preferred stock outstanding.

Q.	What am I being asked to vote on at the meeting?

We are asking our shareholders to (1) elect three Class I Directors to serve until our 2014 Annual Meeting of Shareholders, (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year, (3) approve, by non-binding vote, executive compensation, (4) recommend, by non-binding vote, the frequency of future advisory votes on executive compensation, and (5) transact such other business as may properly come before the meeting.

Q.	How do I vote?

Whether or not you expect to be present in person at the Annual Meeting, you are requested to vote your shares. Most shareholders will be able to choose whether they wish to vote using the Internet, by telephone or mail. The availability of Internet voting or telephone voting for shareholders whose shares are held in street name by a bank or a broker may depend on the voting processes of that organization. If you vote using the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet and telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 24, 2011, the day before the date of the Annual Meeting. If you are a shareholder of record and you attend the meeting, you may vote by ballot. If you hold your shares in street name and you wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Q.	What if I want to change my vote?

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	timely delivering a properly executed, later-dated proxy;

•	submitting a later vote by Internet or telephone any time prior to 11:59 p.m., Eastern Daylight Time, on May 24, 2011;

•	delivering a written revocation of your proxy to our Secretary at our principal executive offices; or

•	voting by ballot at the meeting.

If your shares are held in the name of a bank or brokerage firm, you may change your vote by submitting new voting instructions to your bank or broker following the instructions that they provide.

Q.	What vote of the shareholders is needed?

No business can be conducted at the Annual Meeting unless a majority of the outstanding shares of common stock entitled to vote is present in person or represented by proxy at the meeting. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. A plurality of the shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” a director nominee. The recommendation on the frequency of future advisory votes on executive compensation will be determined by a plurality of the shares entitled to vote and present in person or by proxy. A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year, “FOR” the non-binding approval of executive compensation, and “FOR” such other business as may properly come before the meeting.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our shareholders,

you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares and you are also invited to attend the Annual Meeting.

Q.	What happens if I request a paper copy of the proxy material and return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent registered public accounting firm, “FOR” the approval of executive compensation, and “THREE YEARS” for the recommended frequency of executive compensation votes, and in the discretion of the proxy holders for such other business as may properly come before the meeting.

Q.	What happens if I do not instruct my broker how to vote or if I indicate I wish to “abstain” on the proxy?

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of the Company’s auditor is considered routine, but the election of directors, approval of executive compensation and recommended frequency of executive compensation votes are non-routine. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares. This will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the vote.

If you indicate that you wish to “abstain,” your vote will have the same effect as a vote against the proposal or the election of the applicable director.

Q.	What do I need to do if I plan to attend the meeting in person?

All shareholders must present a form of personal identification in order to be admitted to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you also must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting.

II.	PROPOSAL I: ELECTION OF DIRECTORS

The Board, pursuant to the By-Laws, has set the number of directors of the Company at nine. The directors are divided into three classes, Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of each director shall be until the third Annual Meeting following his or her election and until the election and qualification of his or her successor.

The Nominating and Corporate Governance Committee of the Board has nominated David W. Benfer, Michael P. Kaminski, and Eric N. Prystowsky to serve as Class I directors to serve until the 2014 Annual Meeting of Shareholders. Certain information with respect to the nominees for election and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders is set forth under the heading “Directors and Executive Officers” below. Proxies cannot be voted for a greater number of persons than the number of nominees named in each Class.

The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS.

III.	DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is the name, age, and business experience of each of the continuing directors and nominees of the Company, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between any of our directors and executive officers.

Class I Directors (terms expiring at the 2011 Annual Meeting; nominees for reelection to the Board at the 2011 Meeting)

David W. Benfer

Director since February 2005

Mr. Benfer, 64, currently serves as the Chairman of The Benfer Group LLC, which provides advisory services to healthcare providers and suppliers. In addition, along with Mr. Kelley, he serves as a partner in Advisors to Healthcare Suppliers, a healthcare and health services consulting firm. From 1999 to 2009, Mr. Benfer served as President and Chief Executive Officer of Saint Raphael Healthcare System and the Hospital of Saint Raphael, New Haven, Connecticut. Prior to that, he was the President and Chief Executive Officer of the Provena-Saint Joseph/Morris Health Network in Joliet, Illinois from 1992 to 1999. Mr. Benfer served as Senior Vice President for Hospital and Urban Affairs for the Henry Ford Health System in Detroit and Chief Executive Officer of the Henry Ford Hospital from 1985 to 1992. He served as the Chairman of the American College of Healthcare Executives (ACHE) from 1998 to 1999 and on its Board of Governors from 1992 to 2000. Mr. Benfer was named a Fellow of ACHE in 1981 and served on the Board of the Catholic Health Association from 2003 until 2008. Mr. Benfer also serves as a director of a private financial institution. He earned his M.B.A. from Xavier University and his B.S.B.A. from Wittenburg University. Mr. Benfer’s extensive experience in the healthcare industry and in hospital management provides the Company with useful industry information related to technology acquisition, governance, and risk and liability issues.

Michael P. Kaminski

Director since August 2008

Mr. Kaminski, 51, was named Chief Executive Officer effective January 1, 2009, and retained the title of President after having previously served as our President and Chief Operating Officer since February 2007. Mr. Kaminski previously served as our Chief Operating Officer since he joined the Company in April 2002. Prior to joining the Company, Mr. Kaminski spent nearly 20 years with Hill-Rom Company (Hillenbrand Industries). In his last position with Hill-Rom, Mr. Kaminski served as Senior Vice President of North American Sales and Service. Prior to that, he served as General Manager of the Acute Care Hospital Division of Hill-Rom. Mr. Kaminski earned an M.B.A. from Xavier University and a B.S. in Marketing from Indiana University. As our Chief Executive Officer, Mr. Kaminski provides comprehensive insight to the Board on a broad range of issues, including strategic planning, project implementation, marketing and relationships with investors and the finance community.

Eric N. Prystowsky, M.D.

Director since February 2007

Dr. Prystowsky, 63, is currently the Director of the Clinical Electrophysiology Laboratory at St. Vincent Hospital in Indianapolis, Indiana, as well as a Consulting Professor of Medicine at Duke University Medical Center. He is the former chairman of the American Board of Internal Medicine’s test writing committee for the Electrophysiology Board Certification Examination. He currently serves as Editor-in-Chief of the Journal of Cardiovascular Electrophysiology. Dr. Prystowsky also serves, along with Mr. Middleton, on the board of directors of CardioNet, Inc., a publicly held cardiac rhythm services company. From 1979 to 1986, Dr. Prystowsky served as a full time faculty member at the Indiana University School of Medicine, where he was director of the electrophysiology laboratory. He earned his M.D. from the Mt. Sinai School of Medicine and a bachelor’s degree from Pennsylvania State University. Dr. Prystowsky completed his internal medicine training at Mt. Sinai Hospital in New York City and his training in cardiology and clinical electrophysiology at Duke University Medical Center. Dr. Prystowsky has conducted extensive research with respect to cardiac arrhythmias, the treatment of which is one of the Company’s primary focuses. Dr. Prystowsky is also internationally recognized as an expert in atrial fibrillation and such expertise is important in the Company’s product development efforts.

Class II Directors (terms expiring at the 2012 Annual Meeting)

Christopher D. Alafi, Ph.D.

Director since August 2000

Dr. Alafi, 47, has been a General Partner of Alafi Capital Company, LLC, a venture capital firm, since 1995. He was previously a Physiology and Anatomy teacher at Santa Monica College, a visiting scholar at Stanford University (Chemistry Department) and a researcher at DNAX. Dr. Alafi received a D.Phil. in Biochemistry from the University of Oxford and a B.A. in Biology from Pomona College. Because of Dr. Alafi’s educational background and board service with several privately-held life sciences companies, he has valuable experience regarding the Company’s general management, information technology, finance and strategic planning.

Robert J. Messey

Director since May 2005

Mr. Messey, 65, served as the Senior Vice President and Chief Financial Officer of Arch Coal, Inc. from December 2000 until his retirement in April 2008. Prior to joining Arch Coal, he served as the Vice President of Financial Services of Jacobs Engineering Group, Inc. from 1999 to 2000 following that company’s acquisition of Sverdrup Corporation, where he had served as Senior Vice President and Chief Financial Officer from 1992 to 1999. Mr. Messey was an audit partner at Ernst & Young LLP from 1981 to 1992. He previously served as a director and chairman of the audit committee of Baldor Electric Company, a publicly traded manufacturer of industrial electrical motors. He also serves as a director and member of the audit committees of several private companies. Mr. Messey earned his B.S.B.A. from Washington University. Mr. Messey’s experience in finance provides the Board with a great deal of expertise on the financing, accounting and compliance matters.

Joseph D. Keegan, Ph.D.

Director since February 2011

Dr. Keegan, 57, is currently the president, chief executive officer and a director of ForteBio, Inc., a venture capital funded life sciences company. He currently serves as a director of Seahorse Bioscience, Inc. and as a director and Vice Chair/Chair-Elect of the Analytical and Life Science Systems Association. From 1998 to 2007, Dr. Keegan was president, chief executive officer and a director of Molecular Devices Corporation. From 1992 to 1998, he held several senior management positions with Becton Dickinson and Company. Prior to that, he held a number of positions with Leica, Inc., General Electric Company and Hewlett Packard Company. He previously served as a director of Alpha Innotech Corp., BioImagene Corporation, Essen Instruments and Upstate Biotechnology. Dr. Keegan earned a Ph.D. in Chemistry from Stanford University and a B.A. in Chemistry from Boston University. Dr. Keegan’s strong executive experience and knowledge of high growth life sciences businesses will provide valuable support for general management matters and commercial adoption of our products.

Class III Directors (terms expiring at the 2013 Annual Meeting)

William M. Kelley

Director since January 2003

Mr. Kelley, 75, has served as the Chairman Emeritus of Hill-Rom Company since July 2005. Prior to that time, he held the position of Chairman since 1995. He also currently is a partner, along with Mr. Benfer, of Advisors to Healthcare Suppliers, a healthcare and health services consulting firm and he serves as its president. Mr. Kelley served as President and CEO of Hill-Rom Company from 1992 to 1995, Sr. Vice President, Sales and Operations from 1989 to 1992 and Sr. Vice President, Sales and Marketing from 1980 to 1989. He currently serves as the co-chairman on the advisory board of 1-800-DOCTORS. He has been honored numerous times for his contributions to the healthcare industry including as an Honorary Fellow of the American College of Health Care Executives. He was educated at Hanover College and George Washington University. Mr. Kelley’s experience and leadership at Hill-Rom Company and Advisors to Healthcare Suppliers provides the Company with important insight on our operational and sales initiatives.

Fred A. Middleton

Chairman of the Board since June 1990

Mr. Middleton, 61, has been a General Partner in Sanderling Ventures since 1987. Prior to that time, he was an independent investor in the biomedical field. From 1984 to 1986, Mr. Middleton was Managing General Partner of Morgan Stanley Ventures. He joined Genentech, Inc. in 1978 and was a part of the management team in the company’s early formative period, assisting in developing its strategy and holding a variety of roles including Vice Presidencies of Finance, Administration, and Corporate Development, and Chief Financial Officer. Mr. Middleton also served as President of Genentech Development Corporation. Prior to that time, he served as a consultant with McKinsey & Company and as a Vice President of Chase Manhattan Bank. Mr. Middleton serves on the board of directors of CardioNet, Inc., a publicly held cardiac rhythm services company, where Dr. Prystowsky also serves as a director. He is a director of two publicly held biotechnology companies, Endocyte, Inc. and Pacira Pharmaceuticals, Inc. Mr. Middleton also serves as a member of the board of directors of several privately held biomedical companies. Mr. Middleton holds an M.B.A. from Harvard University and a B.S. degree in Chemistry from the Massachusetts Institute of Technology. Mr. Middleton’s business experience provides a unique perspective on the Company’s strategic initiatives, investor markets and financial outlook. His service on the Board for over 20 years provides valuable insight in his position as Chairman of our Board.

William C. Mills III

Director since June 2000

Mr. Mills, 55, is currently an independent venture capitalist with over 30 years of experience in venture capital. From 2004 until 2009, Mr. Mills was a managing member of a management company conceived by EGS

Healthcare Capital Partners to manage EGS Private Healthcare Partnership III. Earlier, Mr. Mills was a Partner in the Boston office of Advent International, a private equity and venture capital firm, for five years. At Advent, he was co-responsible for healthcare venture capital investments and focused on investments in the medical technology and biopharmaceutical sectors. Before joining Advent, Mr. Mills spent more than 11 years with the Venture Capital Fund of New England where he was a General Partner. Prior to that, he spent seven years at PaineWebber Ventures/Ampersand Ventures as Managing General Partner. Currently, he is a member of the board of directors of Interleukin Genetics, Inc., a publicly traded company that develops and markets genetic tests, and he is a director of several private life science companies. Mr. Mills received an S.M. in Chemistry from the Massachusetts Institute of Technology, an M.S. in Management from the Massachusetts Institute of Technology Sloan School of Management and an A.B. in Chemistry from Princeton University. Mr. Mills has significant experience serving on the boards of growing companies in the medical technology and biotechnology fields. This experience, coupled with his scientific and technical expertise, provides valuable knowledge regarding the Company’s intellectual property, regulatory, and compliance activities.

Board Leadership Structure and Board Role in Risk Oversight

Fred A. Middleton, a non-management director, has served as the Chairman of our Board of Directors since June 1990. Our Company has no set policy regarding an independent Chairman of the Board. The Board regularly evaluates the responsibilities of the independent Board chairman and whether the separation of the offices of Chairman of the Board and Chief Executive Officer continues to best serve the Company. Our independent directors regularly have executive sessions as part of our regular meeting schedule during which only the independent directors are present.

Our Board provides risk oversight to the Company through the Nominating and Corporate Governance Committee and the Audit Committee. The Nominating and Corporate Governance Committee serves to monitor healthcare compliance and regulatory risk and the Audit Committee monitors financial risks faced by the Company. This oversight process takes place through discussions at committee meetings with the members of senior management who are responsible for the Company’s risk management procedures. In addition, the Audit Committee regularly meets in a private session with the Company’s independent auditors.

Director Independence

Our Board has determined that, other than Mr. Kaminski, each of our directors, including Mr. Lele, who served as a director for part of 2010, and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under the rules of the NASDAQ Global Market. As a result, our Board currently has a majority of independent directors consistent with the rules of the NASDAQ Global Market. Each member of the Audit Committee is independent as defined in Rule 10-3(b) (1) of the Securities Exchange Act of 1934. The Company has consulting agreements with Dr. Prystowsky and Mr. Kelley, respectively. The Board has determined that these agreements do not impair each director’s independent judgment.

Board Meetings and Committees; Annual Meeting Attendance

During fiscal year 2010, the Board of Directors met five times and executed one action by written consent. During fiscal year 2010, all incumbent directors attended 75% or more of the aggregate meetings of the Board and of the Board committees on which they served during the period they held office. Directors are encouraged, but not required, to attend our Annual Meeting of Shareholders. All of the directors attended our 2010 Annual Meeting of Shareholders.

The Board has established three standing committees. Presently, the standing committees are: Audit, Compensation, and Nominating and Corporate Governance. In addition, in 2010, the Board established a Technology Committee. Committee membership as of the end of fiscal year 2010 was as follows:

Audit	Compensation
Robert J. Messey, Chairman	Fred A. Middleton, Chairman
David W. Benfer	William M. Kelley
William C. Mills, III	Robert J. Messey

Nominating & Corporate Governance	Technology
William C. Mills, III, Chairman	William C. Mills, III, Chairman
Christopher D. Alafi	Christopher D. Alafi
David W. Benfer	David W. Benfer
William M. Kelley	Eric N. Prystowsky

The Board has adopted a written charter for each of the committees. The Audit Committees charter is attached to this proxy statement as Exhibit A. The charters for the Compensation Committee and Nominating and Corporate Governance Committee, respectively, were attached to our proxy statement for the 2009 annual meeting, which was filed with the SEC on April 27, 2009.

Audit Committee

The Board has determined that each member of the Audit Committee is independent and each is financially sophisticated under the NASDAQ Global Market rules. Mr. Messey, who currently serves as the chair of the Audit Committee, qualifies as an Audit Committee Financial Expert under SEC rules and regulations. The Audit Committee assists our Board in its oversight of:

•	the integrity of our financial statements;

•	our accounting and financial reporting process, including our internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accountants’ qualifications and independence; and

•	the performance of our independent registered public accountants.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants. In addition, the Audit Committee must approve in advance:

•	any related-party transaction that creates a conflict of interest situation;

•	all audit services; and

•	all non-audit services, except for de minimis non-audit services, provided the Audit Committee has approved such de minimis services prior to the completion of the audit.

During fiscal year 2010, the Audit Committee met seven times.

Compensation Committee

Each member of the Compensation Committee qualifies as an “Independent Director” under the NASDAQ Global Market rules and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986. The functions of the Compensation Committee include:

•	assisting management and the Board in defining an executive compensation policy;

•	determining the total compensation package for our chief executive officer and other executive officers;

•

administering each of our equity-based compensation plans, including our 1994 Stock Option Plan, our 2002 Stock Incentive Plan, our 2002 Non-Employee Directors’ Stock Plan, and our 2009 Employee Stock Purchase Plan; and

•	approving new incentive plans and major benefit programs.

During fiscal year 2010, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee qualifies as an “Independent Director” under the NASDAQ Global Market rules. The Nominating and Corporate Governance Committee assists the Board in:

•	identifying and evaluating individuals qualified to become Board members;

•	reviewing director nominees received from shareholders;

•	selecting director nominees for submission to the shareholders at our Annual Meeting; and

•	selecting director candidates to fill any vacancies on the Board.

The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines and principles applicable to us.

During fiscal year 2010, the Nominating and Corporate Governance Committee met four times.

Technology Committee

The Technology Committee was established in 2010 to assist the Board in its oversight of research and development and technology by:

•	examining management’s direction and investment in the Company’s research and development and technology initiatives; and

•	advising the Board to help assure the Company makes well-informed choices in committing its scientific resources.

During fiscal year 2010, the Technology Committee met five times. In addition, various Committee members held a number of ad-hoc conference calls to discuss and advance the Committee’s objectives.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. In carrying out this responsibility, the Committee has adopted a written policy setting forth the minimum qualifications to serve as the director of the Company. These minimum qualifications emphasize integrity, independence, experience, strength of character, mature judgment and technical skills applicable to the Company. The Committee will also consider whether the candidate is able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

The Committee also seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and/or be selected based upon contributions they can make to the Company and Board.

In the Committee’s discretion, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

The Committee has written procedures for identifying and evaluating candidates for election to the Board. The material elements of that process are as follows:

•

The Committee in its discretion gives due consideration to the renomination of incumbent directors who desire to continue their service and who continue to satisfy the Committee’s criteria for membership on the Board.

•

If there is no qualified and available incumbent or if there is a vacancy on the Board, the Committee will identify and evaluate new candidates and will solicit or entertain recommendations for nominees from other Board members and the Company’s management. The Committee also may engage a professional search firm to assist it in identifying qualified candidates.

Nomination of Directors by Shareholders

The Committee will evaluate candidates proposed by shareholders for nomination as directors under criteria similar to the evaluation of other candidates. Our By-Laws provide that shareholders seeking to nominate candidates for election as directors at an Annual Meeting of Shareholders, must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. However, in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting was mailed to shareholders or made public, whichever first occurs. Our By-Laws specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an Annual Meeting of Shareholders.

The Nominating and Corporate Governance Committee has established a written policy that it will consider recommendations for the nomination of a candidate submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The material elements of that policy include the following:

•	the Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent director;

•

for each annual meeting of shareholders, it is anticipated that the Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders (within the meaning of SEC Regulation 13D); and

•

while the Committee has not established a minimum number of shares that a shareholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the shareholder must own its shares, the Committee may in its discretion take into account the size and duration of a recommending shareholder’s ownership interest in the Company.

The Committee may in its discretion also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in the Company, to the extent such information is available to the Committee. The Committee may elect not to consider recommendations of nominees who do not satisfy the criteria described above, including that a director must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. Absent special or unusual circumstances, only those recommendations whose submission complies with the procedural requirements adopted by the Committee will be considered by the Committee.

Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age, business and residential address of candidate;

•

A detailed resumé describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his/her ability to satisfy the director qualifications described herein;

•	Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of director;

•	The class and number of shares of our capital stock that are beneficially owned by the candidate;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

Our Corporate Secretary will promptly forward such materials to the chair of our Nominating and Corporate Governance Committee and our Chairman of the Board. Our Corporate Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions. Shareholders may submit potential director candidates at any time pursuant to these procedures.

Shareholder Communications Policy

Any shareholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age, business and residential address of shareholder; and

•	Any individual director or Committee to whom the shareholder would like to have the written statement and other information sent.

The Corporate Secretary will forward the information to the Chairman of the Board, if addressed to the full Board, or to the specific director to which the communication is addressed.

Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees effective August 1, 2004. Shareholders may download a free copy of our Code of Business Conduct and Ethics from our website (www.stereotaxis.com) or by request of our Chief Financial Officer as follows:

Stereotaxis, Inc.

Attention: Daniel J. Johnston

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

314-678-6100

To the extent required by law or the rules of the NASDAQ Global Market, any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics will be promptly disclosed publicly. To the extent permitted by such requirements, we intend to make such public disclosure by posting the relevant material on our website (www.stereotaxis.com) in accordance with SEC rules. Information on our website does not constitute part of this Proxy statement.

IV.	DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation Policies

Non-employee directors receive both annual grants of options to purchase our common stock under our 2002 Non-Employee Directors’ Stock Option Plan and cash compensation for their services as Board members. At each annual shareholder meeting all non-employee directors receive an automatic grant of an option to purchase a number of shares of common stock (which may include additional shares for the chairman or other Board members) as determined by the Board. Additionally, the Compensation Committee may grant other options to non-employee directors from time to time. Each director currently receives an annual grant of 15,000 shares, or 30,000 in the case of the chairman of the Board.

In addition to the annual grants, newly elected directors are entitled to receive an initial option to purchase 30,000 shares of common stock. Further, members who participate on the principal committees of the Board receive annual supplemental awards. The chairman and/or designated financial expert of the Audit Committee and the chairman of the Compensation Committee each receive an annual grant of 10,000 shares and the chairman of the Nominating and Corporate Governance Committee receives an annual grant of 5,000 shares. Each other member of the Audit, Compensation and Nominating and Corporate Governance Committees receives an annual grant of 2,500 shares. Initial grants to new directors vest over a two-year period, with 50% vesting after the first year and the remainder vesting monthly thereafter. All other options vest one year from the date of grant or on the date of the next annual shareholders meeting, whichever is earlier. All options under the plan are granted at a price equal to the fair market value of the stock on the date of grant and have a term of 10 years.

Each non-employee director receives an $18,000 annual retainer ($24,000 for the chairman of the Board) for Board membership and an additional payment of $1,500 per in-person Board meeting and $500 per telephonic Board meeting. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives a $2,500 annual retainer. The chairman and/or the designated financial expert of the Audit Committee each receive a $7,500 annual retainer in lieu of the member retainer. The chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee each receive a $5,000 annual retainer in lieu of the member retainer. If the chairman of the Audit Committee and designated financial expert are the same individual, such individual would receive an annual retainer of $7,500. Each member of the Technology Committee except for Dr. Prystowsky received a one-time cash retainer of $10,000. The chairman of the Technology Committee received a one-time cash retainer of $15,000, in lieu of the member retainer.

We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and Committee meetings.

The following table discloses compensation information of members of our Board of Directors for serving as members of the Company’s Board in 2010:

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation	Total ($)
Fred A. Middleton (2)	35,500	83,200	-	118,700
Christopher Alafi, Ph.D. (3)	33,000	31,200	-	64,200
David W. Benfer (4)	39,500	41,600	-	81,100
Michael P. Kaminski (5)	-	-	-	-
Joseph D. Keegan (6)	-	-	-	-
William M. Kelley (7)	27,000	36,400	20,000	83,400
Abhijeet Lele (8)	20,250	41,600	-	61,850
Robert J. Messey (9)	32,000	52,000	-	84,000
William C. Mills III (10)	47,000	46,800	-	93,800
Eric N. Prystowsky, M.D. (11)	23,500	31,200	65,600	120,300

(1)	Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	197,500 options were outstanding as of December 31, 2010, 157,500 of which were exercisable as of such date.

(3)	80,000 options were outstanding as of December 31, 2010, 65,000 of which were exercisable as of such date.

(4)	97,500 options were outstanding as of December 31, 2010, 77,500 of which were exercisable as of such date.

(5)	As a member of the Company’s management, Michael P. Kaminski did not receive compensation for his services as a director in 2010. The compensation received by Mr. Kaminski as an employee of the Company is shown in the Summary Compensation Table below.

(6)	Mr. Keegan joined the Board effective February 2011; therefore, no compensation was earned in 2010.

(7)	121,527 options were outstanding as of December 31, 2010, 104,027 of which were exercisable as of such date. All other compensation reflects amounts paid under a consulting agreement between Mr. Kelley and the Company.

(8)	Mr. Lele resigned from the Board effective July 2010. Therefore, he did not receive a full year of compensation for Board service and all options granted in 2010 were forfeited upon his resignation.

(9)	120,000 options were outstanding as of December 31, 2010, 95,000 of which were exercisable as of such date.

(10)	125,000 options were outstanding as of December 31, 2010, 102,500 of which were exercisable as of such date.

(11)	67,500 options were outstanding as of December 31, 2010, 52,500 of which were exercisable as of such date. All other compensation reflects amounts paid under a consulting agreement between Dr. Prystowsky and the Company.

Compensation Discussion and Analysis

Executive Summary

Recruiting, retaining and motivating high caliber executive and technical talent is critical to the success of our business. As reflected in the compensation philosophy section below, we seek to provide competitive pay opportunities to our executives, while aligning realized pay outcomes with performance achievement. In particular, we believe that executive pay should vary based on both stock price appreciation as well as the financial metrics that contribute to sustainable growth in shareholder value. For fiscal year 2010, we continued our focus on increasing revenue, driving the utilization and adoption of our products, and controlling operating expenses as we work to achieve profitability. With an improving economic environment, we accomplished the following over 2010:

•	Total revenues grew by 5.7%, with an increase in recurring revenues of 24%

•	New capital orders – which are the driver of future revenues – grew by 48%

•	Double digit growth in the volume of procedures, reflecting increased adoption and utilization of our products

•	We continued towards achieving profitability by controlling operating expenses and cash expenditures (“cash burn”), ultimately reducing our operating loss by $5 million.

Though we observed growth or improvement across a number of areas in 2010, as noted above, these achievements generally fell below our established performance expectations for the year, including those set in our annual incentive program. Furthermore, our financial performance did not translate into stock price appreciation, as our price fell by approximately 1% over 2010. Our variable pay programs are designed to hold executives accountable for these results, with a substantial mix of pay allocated towards short and long-term performance-based compensation – generally greater than 40% of each Named Executive Officer’s total compensation opportunity. As such, Named Executive Officer pay outcomes for 2010 reflected our goal to align pay and performance, achieving the following:

•

Alignment with Company financial performance:  Our annual incentive plan sets objective criteria used to determine incentive cash compensation for the year. We utilized four performance measures in our 2010 annual incentive plan: revenue, orders, operating profit, and cash burn. As mentioned previously, these financial metrics are key drivers of value in our business, and annual incentive plan goals are set such that threshold performance represents substantial year-over-year improvement in business performance. In 2010, performance achievement resulted in only the cash burn component of the annual incentive plan funding at slightly above target, resulting in total incentive plan funding at 26% of target. The Committee subsequently exercised its discretion to increase funding to 35% of target in order to recognize the performance of certain individuals, including some employees who were not otherwise eligible for payments under the plan. The discretionary increase in funding represented an additional cost of $152,386, over half of which ($95,512) was allocated to individuals outside of the plan. In addition, while certain Named Executive Officers received increased bonus payments from the discretionary funding, the Chief Executive Officer did not receive any such additional bonus payment.

•

Alignment with shareholder outcomes:  Our long-term incentive program in 2010 was composed entirely of stock-settled stock appreciation rights (SARs), which rely on price appreciation in order to provide value to the recipient. SARs awarded during the year under the annual grant process ultimately accrued no in-the-money value, as stock price declined during 2010. In addition, the majority of outstanding options from previous years’ awards continue to be underwater and provide no realizable value to executives. Performance share awards made covering the 2008-2010 performance periods were forfeited, based on a failure to meet the particular financial performance goals for this award.

While we believe our 2010 compensation program effectively aligned executives with shareholders, the Compensation Committee executed a number of compensation actions for 2011 as part of our ongoing process to improve the alignment between pay and performance and to support our philosophy to provide market competitive compensation opportunities to executives:

•

We increased the base salaries of the President & CEO and VP, Human Resources based on: the President and CEO had not received a base salary increase since January 2009, and the Vice President, Human Resources, since February 2008; a review of the competitive market data for their roles; and their individual contributions over 2010. The President & CEO received a 5% increase and our VP, Human Resources received a 7% increase. We also provided smaller base salary adjustments to other certain Named Executive Officers – ranging from 1.6% to 3.6% – in order to recognize these officers’ individual performance and development over the 2010 fiscal year.

•

Target annual incentive opportunities for Named Executive Officers are the same as in prior years, but we introduced growth rate in procedures as a new plan metric – we believe that this reflects the degree to which our products are achieving broad-based adoption and is a key to generating shareholder value.

•

Equity awards in 2011 reflect front-loaded grants that are intended to generate excitement throughout our employee base. These awards are intended to provide award value covering the 2011 and 2012 fiscal years, while supporting our goal to recreate a start-up culture and reinforce a sense of urgency in achieving or exceeding performance expectations. These awards are composed of stock-settled SARs, which we have granted historically, and a new performance-based restricted share vehicle that vests based upon the achievement of cash operating profitability.

•

Beginning in 2011, we began to grant stock-settled SARs with a term of 10 years, increased from the 5-year term used in prior grants. We believe that an extended time horizon over which SARs may appreciate in value, combined with stock ownership guidelines described below, provides a longer-term focus on sustained share price growth. In addition, the higher grant value of SARs with longer terms enables us to grant a targeted grant value with fewer shares, reducing the dilutive impact of equity awards on shareholders.

•

For our executive officers, including the Named Executive Officers, we have adopted stock ownership guidelines that require these executives to achieve a certain level of ownership within the next three years. In addition to facilitating an executives-as-owners environment, we believe that a substantial stock ownership requirement, and a relatively short time-period to comply, creates an appropriate sense of urgency to drive growth in our stock price.

The compensation actions described above are the output of our adherence to a prudent corporate governance process through which we manage executive compensation. Our pay programs reflect reasonable pay practices and we have taken actions to further strengthen our governance of executive pay:

•	In December, 2010, we adopted a compensation recoupment or “clawback” policy. The recoupment policy is described in more detail below.

•	In 2011, the Committee approved an updated peer group of companies – created using a set of criteria representative of the companies with which we compete for executive talent. This new group is intended to provide a key external reference for purposes of benchmarking our executive pay, designing incentive programs, and establishing other compensation practices.

•	Also beginning in 2011, we included the review of survey-based compensation data from high technology companies as an additional part of the compensation assessment process.

With the compensation actions and governance changes undertaken in 2011, we expect even stronger alignment between pay and performance in the future. The following sections of the Compensation Discussion & Analysis provide supporting detail behind the commentary and observations provided in this summary.

Compensation Philosophy

The objective of our compensation program is to attract, retain and motivate highly qualified executive officers while aligning the interests of these executives with those of shareholders. When designing compensation packages to achieve this objective, the Committee is guided by the following principles:

•

Align pay and performance:  Provide total compensation that is commensurate with stock price performance, the operational and financial success of our business, and the individual performance contributions of executives.

•	Manage program cost and dilution: Balance other considerations for executive pay programs with their impact on earnings, cash flow and stock dilution.

•

Provide market competitive pay:  Targeted compensation opportunities should generally reflect levels – both in terms of size of pay opportunity and mix of pay elements – observed in the competitive marketplace, as defined by the market median pay levels among companies with which we compete for talent.

We believe that adhering to these principles will create a total compensation program that supports our aim to deliver long-term shareholder value through business performance. In benchmarking the market competitiveness of total compensation, we utilize a peer group of select companies to represent our competitive labor market. Targeted total compensation opportunities are comprised of base salary, annual incentives and equity-based long-term incentives. In addition to the above principles, the Compensation Committee exercises its judgment in setting pay levels with respect to individual competencies and experience and the internal compensation equity among Named Executive Officers.

Compensation Determination Process

In 2010, the Committee conducted an annual review of executive compensation consistent with the tenants of our compensation philosophy. This review occurred at the beginning of the fiscal year and is the basis for adjustments in executive compensation, including the approval of annual equity awards and the establishment of performance goals for the annual incentive plan. During the review process the Committee considers a number of factors, including competitive market data, input received from the Company’s management, and an assessment of individual performance in conjunction with the operating performance of the Company. It is also the Committee’s practice to set total compensation for the CEO during executive session.

Through active discussions with the CEO and human resources personnel, the Committee receives input regarding various considerations relevant to compensation programs, such as business goals, strategic objectives for the Company, appropriate participants for incentive programs, and any other information as may be requested by the Committee. The CEO makes recommendations to the Committee regarding cash compensation for Named Executive Officers and, with respect to equity grants, the appropriate grants for executives and other employee levels. The Committee reviews the appropriateness of the recommendations of the CEO and accepts or adjusts such recommendations in light of the considerations applicable to the relevant element of compensation.

In addition to context and recommendations provided by management – and consistent with our compensation philosophy – the Committee has historically set targeted total compensation (base salaries, annual incentives, and long-term incentive awards) at the median of the competitive market (reviewing data as described below); this positioning includes additional adjustment for other considerations such as business performance, company size and stock dilution. In addition, incentive programs are designed such that total compensation realized by executives is consistent with performance achievement:

•	Exceeds targeted levels for performance that exceeds our short and long-term performance expectations

•	Falls below targeted levels for performance that does not meet our short and long-term performance expectations

This approach reflects the Compensation Committee’s philosophy to align executive pay outcomes directly with performance achievement. However, while incentive program designs are intended to be objective and formulaic, the Committee may also use its discretion to adjust compensation components for Named Executive Officers, as such discretion provides a means of acknowledging non-formulaic considerations such as the context in which certain performance achievement has occurred, the unique experience an individual brings to a role, and other factors the Committee deems relevant.

In benchmarking the competitive positioning of pay, the Committee has occasionally reviewed competitive market compensation data from a peer group representing more than 45 medical device and biotechnology companies, generally falling within a revenue size of $50 – $300M. This group was designed to be reflective of the Company’s current and near-term revenue size expectations, and it was developed in 2008, when the Company retained the services of Towers Perrin to develop a source of market data to support our compensation philosophy’s objective to pay competitively with the market median of companies with whom we compete for talent.

The following companies constituted the peer group designed in 2008, although over time certain companies have been removed from the group due to merger, acquisition or being taken private:

ABAXIS, Inc	Cyberonics, Inc	Kensey Nash Corp	Regeneration Technologies, Inc
ABIOMED, Inc	Cynosure, Inc	Medical Action Industries, Inc	Sonic Innovations, Inc
Accuray, Inc	Digirad Corp	Meridian Bioscience, Inc	SonoSite, Inc
Align Technology, Inc	ev3, Inc	Merit Medical Systems, Inc	Spectranetics Corp
AngioDynamics, Inc	Exactech, Inc	Micrus Endovascular Corp	SurModics, Inc
ArthroCare Corp	E-Z-EM, Inc	Natus Medical, Inc	Symmetry Medical, Inc
Aspect Medical Systems, Inc	Greatbatch, Inc	Neogen Corp	Thoratec Corp
ATRION Corp	Hansen Medical, Inc	NuVasive Inc	TomoTherapy, Inc
Cantel Medical Corp	ICU Medical, Inc	OraSure Technologies, Inc	Vital Images, Inc
Clinical Data, Inc	I-Flow Corp	Palomar Medical Technologies, Inc	VNUS Medical Technologies, Inc
Conceptus, Inc	Immucor, Inc	Possis Medical, Inc	Volcano Corp
CryoLife, Inc	IRIS International, Inc	Quidel Corp

In 2011, we strengthened our compensation setting process by expanding our review of market compensation data and committing to a review of such market data on an annual basis. We believe that this enhanced review will better support implementing pay programs that are consistent with our compensation philosophy, particularly with respect to maintaining alignment between pay and performance. As part of this effort, we engaged the services of a consultant from Pay Governance, LLC, who:

•	Recommended to the Committee stock ownership guidelines for the executive officers, including the Named Executive Officers;

•	Provided market data and commentary, as requested, regarding incentive program designs;

•	Recommended to the Committee a new peer group of 18 companies, designed based on a set of objective industry and financial criteria as well as input from the Committee and management; and

•

Collected and presented market data – for the Committee’s review – from both the recommended peer group and from a broader sample of high technology companies contained within the 2010 Radford Global Technology Database.

The use of both peer group and survey-based market data represents a review process that enables the Committee to consider multiple market data reference points when making decisions regarding the competitive positioning of executive compensation against the market.

In order to ensure that the peer group is most reflective of Stereotaxis’ business type and competitive market for talent, the consultant identified and proposed companies that were comparable to Stereotaxis with respect to certain criteria:

•	Company type, scope of business operations, and organizational complexity

•	Within the healthcare equipment or healthcare information technology industries

•	Mix of business that includes recurring revenue products

•	Organizational size

•	Revenues less than $400 million

•	Market capitalization less than $500 million

•	Financial structure

•	Market capitalization / revenue ratio of at least 1.3

•	Positive revenue growth on a 1 year and 3 year basis

•	Reasonable total shareholder returns, given economic downturn

In addition to the above criteria, the consultant received feedback from both management and the Committee regarding the relevance of certain companies to Stereotaxis’ business operations. In early 2011, the Committee adopted the following peer group of 18 companies, developed based on the above criteria, for use in the executive compensation planning process:

ABIOMED, Inc.	Hansen Medical, Inc.	Rockwell Medical Technologies, Inc.
Accuray, Inc.	LeMaitre Vascular, Inc.	The Spectranetics Corporation
AtriCure, Inc.	MAKO Surgical Corp	SonoSite, Inc.
Conceptus, Inc.	Masimo Corporation	Synovis Life Technologies, Inc.
CryoLife, Inc.	NuVasive, Inc.	Vital Images, Inc.
DexCom, Inc.	Orthovita, Inc.	Volcano Corporation

Stock Ownership Guidelines

During fiscal year 2010, we did not have any stock ownership guidelines in place for our Named Executive Officers. However, consistent with our philosophy to align executives with shareholders, we established stock ownership guidelines at the beginning of fiscal year 2011 for our executive officers, including the Named Executive Officers. These guidelines are intended to create a management team of owners – tying Company stock price performance to executive wealth and motivating sustainable long-term business value generation. The minimum ownership requirements are denominated as a fixed number of shares as follows:

Executive	Ownership Guidelines
President & CEO	300,000 shares
Other Executive Officers	150,000 shares

The above guidelines generally represent value that is approximately 3.0x the CEO’s current annual base salary and at least 1.5x the current base salary for other officers. For purposes of calculating ownership levels, the following types of ownership are calculated towards each officer’s guideline:

•	Restricted stock or restricted stock units that vest based on service (this includes awards that vest based on service and performance criteria, assuming the performance criteria have been met)

•	The in-the-money value of vested, stock-settled SARs, converted into a number of shares at the closing stock price at the time ownership is being measured

•	Common stock owned outright or in any Company deferred compensation plan or other program

Since vested stock-settled SARs could be exercised and converted into shares of stock at any time, we believe it is appropriate that such SARs contribute to executive ownership without requiring executives to reduce the outstanding leverage they have from the Company’s long-term incentive program.

Elements of the Compensation Program

The various elements of our executive compensation program – established through the process outlined above – are intended to provide competitive total compensation while aligning the behavior and action of Named Executive Officers with shareholder interests. For each component of Named Executive Officer compensation, the following table summarizes its purpose with respect to our compensation philosophy, applicable performance measures, and 2010 actions and outcomes pertaining to the component.

Component	Purpose	Performance Measures	2010 Outcomes
Base Salary	Fixed pay based on responsibilities of role; basic pay for recruiting and retaining top talent	Individual performance and contribution for role’s responsibilities	No base salary adjustments were made in 2010
Annual Incentive	Motivates and rewards achievement of important annual goals that are key to generating shareholder value	Revenue, orders, cash burn and operating income reflect business objective to grow the top line while managing expenses to achieve profitability	Of the four metrics, only cash burn performance generated funding, resulting in below target total funding at 35% of target
Stock-Settled SARs	Leveraged pay opportunity motivating the creation of long-term shareholder value; stock settlement designed to promote share ownership	Stock price appreciation relative to strike price at grant	Stock price as of December 31, 2010 was down -1% on a one-year basis and -32% on an annualized three-year basis
Benefits	Standard part of compensation package provided to employees; Named Executive Officers receive same benefits as other employees, with no special perquisites	N/A	N/A

Base Salary.  The Committee reviews base salaries annually, considering the individual performance of the officer, the competitive positioning of pay, and the responsibilities and experience of the individual. In 2010, the Committee did not award any of the Named Executive Officers base salary adjustments on the basis that Company performance over 2009 and continuing economic uncertainty did not justify any such adjustments. We also believed that base salary rates in place at the beginning of 2010 were appropriate relative to market and the tenure and experience of executives in each role. While we made no base salary increases to officers employed at the beginning of the year, in April 2010 we hired Frank Cheng as the Company’s new Senior Vice President, Marketing & Business Development, and his annual rate of base salary was set at that time to be $275,000.

In February 2011, the Committee approved certain base salary adjustments for the Named Executive Officers, to recognize individual performance contributions during 2010 and following review of competitive market data from the new peer group and survey data for high technology companies as discussed previously.

Executive	2010 Base Salary	2011 Base Salary
Michael P. Kaminski President & CEO	$400,000	$420,000 5.0% increase
Daniel J. Johnston CFO	$320,000	$325,000 1.6% increase
Douglas M. Bruce Chief Technology/Operations Officer	$320,000	$325,000 1.6% increase
Frank J. Cheng SVP, Marketing & Business Development	$275,000	$285,000 3.6% increase
David A. Giffin VP, Human Resources	$187,000	$200,000 7.0% increase

Annual Incentive Plan. The Company’s annual incentive plan is intended to motivate Named Executive Officers to make decisions that drive the financial performance critical to generating shareholder value for the Company. Under this program, each officer receives a target award opportunity, established each year and denominated as a percentage of each officer’s base salary. For each performance component of the plan, if target performance is achieved each executive’s bonus will be funded at the target level. For performance above or below target, payouts are respectively increased or decreased, with no payouts made for performance below threshold and additional payouts not earned beyond maximum performance. Awards may also be adjusted up or down based on individual performance considerations, however, all individual adjustments are made such that the cumulative bonuses under the program paid still equal the funding determined based on actual performance achievement against the established plan goals. Such individual adjustments for Named Executive Officers are subject to the review and approval of the Committee. For fiscal year 2010, award opportunities for Named Executive Officers remained unchanged relative to 2009 and were as follows:

Executive	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)
Michael P. Kaminski President & CEO	25%	50%	100%
Daniel J. Johnston CFO	25%	50%	100%
Douglas M. Bruce Chief Technology/Operations Officer	25%	50%	100%
Frank J. Cheng SVP, Marketing & Business Development	25%	50%	100%
David A. Giffin VP, Human Resources	20%	40%	60%

The Committee initially identified three performance measures for the 2010 incentive plan: revenue, new orders of our Niobe and Odyssey systems and operating profit (two goals were used pertaining to operating profit: a full year goal and a 4th quarter goal). These performance metrics are the same as used in 2009 and reflect the key steps needed to generate profitability – mainly that the Company must drive top line growth and product adoption while improving the efficiency of our operations. In setting goals, the Committee seeks to set attainable objectives that represent substantial year-over-year improvement in the financial performance necessary to increase the value of the business. In particular, our practice is to set threshold goals such that their achievement would still represent a level of improvement over the prior year – this ensures that no incentive payouts are made until performance improvement has been achieved in a given year.

Prior to the conclusion of the 2010 fiscal year, the Committee exercised its discretion to modify the 2010 annual incentive plan performance goals, as the new order, and operating profit goals set at the beginning of the year were determined to be unattainable due to factors outside of the control of the Named Executive Officers. While the macroeconomic environment has recovered gradually since the middle of 2009, continued economic uncertainty has made it difficult to accurately forecast the pace at which the capital investment of healthcare institutions will improve. After part of 2010 had elapsed, the Committee consequently decided to:

•	Make a downward adjustment to the threshold, target and maximum performance goals for new orders

•	Eliminate one of the two operating profit goals, specifically that pertaining to profitability levels in the 4th quarter of 2010

•

Add the Company’s cash burn performance to the plan; the addition of cash burn reflects the Committee’s desire to acknowledge management’s ability to control the consumption of cash raised from our investors

Following the above modifications, performance thresholds continued to represent meaningful improvement year-over-year relative to 2009, and the fiscal year 2010 annual incentive plan goals were as follows:

Performance Measure	Weighting	Threshold		Target		Maximum
Revenue	25%	$60.6 million		$67.3 million		$80.8 million
Orders (Adjusted Goal)	25%	$43.1 million		$46.1 million		$55.3 million
Full Year Operating Profit	25%	($15.9 million	)	($15.9 million	)	($12.7 million	)
Cash Burn (Added)	25%	($24.4 million	)	($21.9 million	)	($17.5 million	)

	Goals Removed or Adjusted
Orders (Initial Goal)	n/a	$47.3 million		$52.6 million		$63.1 million
4th Quarter Operating Profit (Removed)	n/a	($999,000)		Break-Even		$2.0 million

Actual performance in 2010 resulted in only the cash burn component of the bonus plan funding, i.e., for all other performance metrics actual achievement fell below threshold goals (including for the reduced new orders objective). This resulted in the plan funding Named Executive Officer awards at 26% of targeted levels. At the recommendation of the CEO, the Committee further increased total annual incentive plan funding to 35% of target – primarily to enable making awards to high performing individuals that were not otherwise eligible for the annual incentive plan. Of the $152,386 in additional funding provided at the Committee’s discretion:

•	The majority – $95,512 – was provided to non-incentive eligible employees

•	None of the additional funding was allocated to the CEO

•	$23,607 was provided to other Named Executive Officers

The following exhibit summarizes the actual performance achievement in 2010 and corresponding incentive plan funding by performance component:

Performance Measure	Weighting	Actual 2010 Achievement	Weighted Payout as % of Target
Revenue	25%	$54.1 million 80.4% of Target	0%
Orders	25%	$41.0 million 88.9% of Target	0%
Full Year Operating Profit	25%	($19.0 million) 80.5% of Target	0%
Cash Burn	25%	($21.7 million) 101% of Target	26%
Committee Discretion for Top Performer Recognition	n/a	n/a	9%
Total			35%

Based on the funding outlined above, the following annual incentive award allocations were made to the Named Executive Officers after considering each individual’s performance over the fiscal year:

Executive	2010 Target Bonus	35% of Target Bonus	Actual Bonus Paid
Michael P. Kaminski President & CEO	$200,000	$70,000	$52,000 26% of Target
Daniel J. Johnston CFO	$160,000	$56,000	$45,000 28% of Target
Douglas M. Bruce Chief Technology/Operations Officer	$160,000	$56,000	$42,000 26% of Target
Frank J. Cheng SVP, Marketing & Business Development	$137,500	$48,125	$50,000 36% of Target
David A. Giffin VP, Human Resources	$74,800	$26,180	$25,000 33% of Target

For fiscal year 2011, Named Executive Officers were provided the same target annual incentive opportunities as in prior years, and the Committee made three modifications to the performance measures incorporated into the incentive plan:

•	Cash burn was not included as a performance measure due to its correlation with operating profit;

•

The number of electrophysiology procedures conducted was added as a performance measure, as this metric allows the plan to reward executives for driving increased utilization of our products, which is a key to creating broad-based commercial success for our products; and

•	A “Management Objectives” metric was added in order to incorporate certain strategic goals for 2011 into the plan, such as achieving growth in particular markets.

The resulting 2011 annual incentive plan utilizes a total of five performance measures, all of which are equally weighted in determining annual incentive plan funding.

Long-Term Incentive Compensation. The objective of the Company’s long-term incentive program is to directly align compensation outcomes with returns received by shareholders, build equity ownership within the management team, and motivate the sustainable financial performance that supports stock price growth. Long-term incentive awards are made pursuant to the Company’s 2002 Stock Incentive Plan, which permits grants of cash awards, stock options, stock appreciation rights or stock awards (e.g., restricted stock and restricted stock units). The Committee approves the population of recipients, size and terms of all awards made under the Plan the beginning of each year, typically in February. The Committee throughout the year may also approve awards in connection with employee promotions, employee retention, an individual newly hired to the Company, or for purposes otherwise deemed to be in the best interest of the Company. The timing of these equity award grants is not based on the timing of the release of material, non-public information, nor is such information released for the purpose of affecting the value of executive compensation.

In any given year, our emphasis on granting the majority or entirety of long-term incentive awards as SARs reflects our continued focus on stock price appreciation. We view this focus as appropriate, given the high growth expectations we have established for the Company. In 2010, we delivered long-term incentive awards entirely in the form of stock-settled SARs which:

•	Have an exercise price of $4.67, the closing price of Stereotaxis’ stock on the date of grant, with the exception of the award made to the SVP, Marketing & Business Development;

•	Vest 25% on the first anniversary of the date of grant and in 36 equal monthly installments thereafter; and

•	Have a term until expiration of 5 years.

The awards granted to Named Executive Officers in 2010 not only reflect our intent to provide grant value that is approximately at the market median, but also include consideration for the dilutive effect of such awards and the number of shares available for grant under the 2002 Stock Incentive Plan. The SARs granted to Frank Cheng, the SVP, Marketing & Business Development, are a new hire award granted upon his recruitment to Stereotaxis, which was awarded in two installments in April and June, 2010, respectively. The Committee approved the following grants of SARs to Named Executive Officers during fiscal year 2010:

Executive	# of SARs	Exercise Price
Michael P. Kaminski President & CEO	125,000		$4.67
Daniel J. Johnston CFO	60,000		$4.67
Douglas M. Bruce Chief Technology/Operations Officer	60,000		$4.67
Frank J. Cheng SVP, Marketing & Business Development	45,000 90,000	$ $	4.86 3.65
David A. Giffin VP, Human Resources	50,000		$4.67

For fiscal year 2011, the Committee approved a specialized pull-forward award of long-term incentive value to Named Executive Officers, as well as to employees throughout the Company. Under the pull-forward awards, shares that would otherwise be granted in 2012 are instead pulled into 2011 grants – this is intended to result in larger long-term incentive opportunities in 2011 that will reinvigorate our employee base and recreate a start-up environment focused on achieving high levels of revenue and stock price growth. Since 2011 awards are intended to cover both 2011 and 2012 annual grant cycles, this approach continues to be consistent with our compensation philosophy. Specifically, 2011 awards are intended to provide value that, when averaged over 2011 and 2012, are generally positioned at the market median (subject to additional consideration of shares available for grant under the 2002 Stock Incentive Plan). For Named Executive Officers and other members of the Company’s management team, we provided pull-forward long-term incentive opportunities with the following equity vehicles and mix:

•

70% of long-term value was granted in the form of stock-settled SARs, with the same vesting schedule as SARs awarded in 2010. The Committee also approved extending the term of these awards to 10 years, an increase from the term of 5 years used for prior awards over the last several years; we intend to provide future awards with the extended term

•	30% of long-term value in the form of performance-based restricted stock that vests based upon the achievement of the following criteria:

•	A three year service-based cliff vesting schedule

•	Over the three year service-based vesting period, an operating profitability performance goal must be achieved

As in 2010, long-term awards continue to be weighted predominately towards stock price appreciation. However, the inclusion of performance-based restricted stock reflects the importance of both achieving operating profitability to create shareholder value and providing Named Executive Officers with full value share awards that will facilitate executive ownership. In February 2011, the Committee approved the following pull-forward awards to Named Executive Officers:

Executive	# of SARs	Exercise Price	# of Performance Shares
Michael P. Kaminski President & CEO	262,500	$3.52	67,500
Daniel J. Johnston CFO	112,000	$3.52	28,800
Douglas M. Bruce Chief Technology/Operations Officer	94,500	$3.52	24,300
Frank J. Cheng SVP, Marketing & Business Development	94,500	$3.52	24,300
David A. Giffin VP, Human Resources	63,000	$3.52	16,200

Other Benefits

•

Healthcare and Other Insurance Programs:  All of our employees, including the Named Executive Officers, are eligible to participate in medical, dental, short and long-term disability and life insurance plans. The terms of such benefits for our Named Executive Officers are the same as those for all of our employees.

•

401(k):  We offer all eligible employees the opportunity to participate in a 401(k) plan to which the Company matches employee contributions dollar for dollar up to 3% of the employee’s salary during the employee’s period of participation. For the fiscal year 2010, we expensed $414,765 under the plan for all participants.

•	Employee Stock Purchase Plan: The Company offers an employee stock purchase plan, under which all of our employees, including our Named Executive Officers, who do not own 5% or more of our outstanding common stock, have the opportunity to buy an aggregate of up to 250,000 shares of Company common stock at 95% of market price with up to 15% of their salaries and incentives (subject to certain limits), with the objective of allowing employees to profit when the value of our stock increases over time.

Policy on Recoupment of Incentive Compensation

In December 2010, the Compensation Committee of the Board approved the following policy on recoupment of incentive compensation.

In the event of a material restatement of financial results of the Company (other than a restatement required by a change of GAAP or accounting standards) due to fraud, gross negligence or willful misconduct on the part of any Senior Executive (as defined below) or any key employee, the Independent Directors will review all incentive compensation awarded to or earned based on the Company’s financial results, during the three fiscal years prior to the filing of the restated financial results, by each of the Senior Executives and any key employees involved in the fraud, gross negligence or willful misconduct. For this purpose, a financial statement or financial performance metric will be treated as materially inaccurate with respect to any Senior Executive or key employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or financial performance metrics.

The incentive compensation to be reviewed will include all incentive compensation based on financial results, including annual cash incentive bonus awards and all forms of equity-based compensation. If, in the view of the Independent Directors, the incentive compensation would have been lower if it had been based on the restated results, the Independent Directors may, upon consideration of all factors deemed relevant by the Independent Directors, and to the extent permitted by applicable law, seek recoupment from the Senior Executives, and any key employee whose acts or omissions contributed to the fraud, gross negligence or intentional misconduct, of any portion of such incentive compensation as it deems appropriate.

Any recoupment under this Policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

The Board intends to incorporate the provisions of this Policy in future incentive plan documents, award agreements and employee agreements.

For purposes of this Policy, “Senior Executives” means the Company’s executive officers (as defined under the Securities and Exchange Act of 1934, as amended).

Federal Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits the tax deduction allowable for executive compensation to $1.0 million per year for certain executive officers unless such compensation is performance based. As the cash compensation paid to our executive officers is below $1.0 million and the Compensation Committee believes that the stock options granted would meet the requirements for performance based compensation, the Company believes that these limitations did not impact the Company in 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board of Directors.

Fred A. Middleton, Chairman

William M. Kelley

Robert J. Messey

The Compensation Committee report and the report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate by reference the Compensation Committee report or the Audit Committee report, and will not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

Mr. Middleton served as a member of our Compensation Committee during our last fiscal year and as our president from December 1996 through June 1997. Otherwise, none of our Compensation Committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the annual and long-term compensation of the following executive officers (our “Named Executive Officers”) for all services rendered in all capacities to the company for the fiscal year ended December 31, 2010:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan ($)(3)	All Other ($)(4)	Total ($)
Michael P. Kaminski	2010	400,000	-	281,250	50,000	9,330	740,580
President and Chief Executive Officer	2009	400,000	90,666	-	45,334	9,338	545,338
	2008	345,000	305,300	615,000	50,000	13,741	1,329,041
Daniel J. Johnston	2010	320,000	-	135,000	45,000	9,276	509,276
Chief Financial Officer	2009	83,692	150,633	379,750	9,067	19,826	642,968
Douglas M. Bruce	2010	320,000	-	135,000	42,000	9,276	506,276
Chief Technology/Operations Officer	2009	299,167	72,533	60,828	36,367	9,233	478,128
	2008	295,000	165,000	123,750	30,000	11,536	625,286
Frank J. Cheng	2010	193,910	-	262,800	50,000	45,348	552,058
Senior Vice President, Marketing and Business Development
David A. Giffin	2010	187,000	-	112,500	25,000	7,450	331,950
Vice President, Human Resources

(1)	Amounts reported include the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. These awards consist of common stock and restricted share grants. Restricted share grants under the 2002 Stock Incentive Plan are performance-based and those that were outstanding were forfeited when certain performance criteria were not achieved by June 2010 and December 2010, respectively. Restricted shares granted to employees are valued at the fair market value at the date of grant. See Note 10 of the notes to our consolidated financial statements contained in our 2010 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718, Compensation-Stock Compensation values of our equity awards. These amounts reflect the aggregate grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(2)	These amounts represent the aggregate grant date fair value of stock options and stock appreciation rights granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. See Note 10 of the notes to our consolidated financial statements contained in our 2010 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. These amounts reflect the aggregate grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. Please see the Grants of Plan-Based Awards Table for information on stock options granted in fiscal 2010.

(3)	These amounts represent amounts payable under the applicable fiscal year’s annual and quarterly incentive bonus programs. Although amounts for our annual incentive bonus program earned in one year are normally paid in the following year, the relevant performance period for such awards is the fiscal year in which they are earned and are accordingly reported as compensation for the fiscal year in which earned. Each of the Named Executive Officers participated in an annual incentive bonus program related to operating performance compared to the plan for 2010. However, the quarterly bonus program was discontinued after 2008.

(4)	All Other Compensation includes non-routine compensatory payments as well as amounts contributed by us to the executive’s 401(k) plan and the payment of group term life insurance premiums. Included in All Other Compensation for 2010 is a relocation allowance for Mr. Cheng in the amount of $42,253. No other single amounts exceeded $10,000 for any individual.

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Target (#)	(#)	(#)(2)	($/Sh)(3)	($)(4)
Michael P. Kaminski	2/17/2010	100,000	200,000	400,000			125,000	4.67	281,250
Daniel J. Johnston	2/17/2010	80,000	160,000	320,000			60,000	4.67	135,000
Douglas M. Bruce	2/17/2010	80,000	160,000	320,000			60,000	4.67	135,000
Frank J. Cheng	4/19/2010 6/15/2010	68,750	137,500	275,000			45,000 90,000	4.86 3.65	105,300 157,500
David A Giffin	2/17/2010	37,400	74,800	112,200			50,000	4.67	112,500

(1)	Constitutes awards that could have been earned under the 2010 annual bonus program. Refer to “Compensation Discussion and Analysis” for additional information regarding cash payouts to Named Executive Officers.

(2)	Constitutes stock options and stock appreciation rights granted in fiscal 2010 under our 2002 Stock Incentive Plan.

(3)	The exercise price of stock subject to options and stock appreciation rights awarded under the plan is the fair market value of the stock on the date of grant. Under the terms of the plan, the fair market value of the stock is the closing sales price of the stock on the date of grant as reported by the NASDAQ Global Market.

(4)	Includes the full grant date fair value of options or stock appreciation rights computed in accordance with ASC 718, Compensation-Stock Compensation, applying the same valuation model and assumptions applied for financial reporting purposes. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the Named Executive Officers.

The following table discloses information regarding outstanding awards under the Company’s 2002 Stock Incentive Plan, as amended, as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (December 31, 2010)

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Michael P. Kaminski	79,825 13,888 69,444 38,200 210,833 35,416 64,583 62,500 -	- - - - 9,167 14,584 35,417 62,500 125,000	4.75 5.94 5.94 12.03 10.24 6.86 4.97 4.60 4.67	4/17/2012 5/27/2013 1/7/2014 2/21/2011 2/7/2012 2/5/2013 5/28/2013 12/11/2013 2/17/2015
Daniel J. Johnston	54,687 -	120,313 60,000	4.50 4.67	9/28/2014 2/16/2015
Douglas M. Bruce	48,611 6,944 10,416 10,416 1,410 7,441 11,791 16,145 18,333 -	- - - - - 324 4,856 8,855 21,667 60,000	4.75 5.94 6.77 8.00 4.10 4.10 4.10 4.97 3.38 4.67	1/31/2012 5/27/2013 1/27/2014 2/25/2012 2/21/2011 2/7/2012 2/5/2013 5/28/2013 2/18/2014 2/17/2015
Frank J. Cheng	- -	45,000 90,000	4.86 3.65	4/20/2015 6/16/2015
David A. Giffin	21,250 14,583 9,166 -	8,750 10,417 10,834 50,000	6.86 7.03 3.38 4.67	2/5/2013 8/5/2013 2/18/2014 2/17/2015
					1,061	4,064

(1)	The amounts appearing in this column represent the total number of options and stock appreciation rights that have not vested as of December 31, 2010. Option grants and SARs vest at the rate of 25% after one year of service from the date of grant, and monthly thereafter, over 36 additional months.

(2)	The amounts appearing in this column represent the total number of time-based restricted shares granted under our 2002 Stock Incentive Plan. Such shares will vest only if certain service conditions are achieved. Those goals have not yet been achieved.

(3)	Based on the closing price of $3.83 for the shares of our common stock on December 31, 2010 (the last business day of fiscal 2010).

Option exercises and stock vested

With respect to the Named Executive Officers, no options or stock appreciation rights were exercised and 1,063 restricted shares vested during the fiscal year ended December 31, 2010.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Kaminski	-	-	-	-
Daniel J. Johnston	-	-	-	-
Douglas M. Bruce	-	-	-	-
Frank J. Cheng	-	-	-	-
David A. Giffin	-	-	1,063	4,550

Potential Payments upon Termination or Change of Control

The award agreements under our 2002 Stock Incentive Plan provide for the acceleration of certain equity awards in the event of a change of control of the Company. The provisions under the award agreements are generally applicable to awards granted to all participants in the Plan, including the Named Executive Officers. We have described those provisions generally below. Benefits or payments under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described.

In addition, we have entered into employment agreements with our Named Executive Officers that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Each of the employment agreements provide for payments at, following, or in connection with a variety of circumstances following the Named Executive Officer’s termination of employment or in the event of a change of control of the Company.

Following the description of each Named Executive Officer’s specific employment agreement, we have quantified, in tabular format, the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers, assuming the Named Executive Officer’s employment terminated on December 31, 2010 and, if applicable, based on our closing stock price of $3.83 on that date. In calculating the value of acceleration of equity awards, the value of unvested options and SARs equals $3.83 per share minus exercise price for all such options or SARs and the value of the restricted shares equals $3.83 per share multiplied by the number of unvested restricted shares.

Provisions of awards under the 2002 Stock Incentive Plan

If a Named Executive Officer’s employment is terminated on or within one year after a change of control (or in the case of incentive stock options, in contemplation of a change of control, or in the case of restricted stock or SARs, the employee leaves for good reason, as defined in the agreement), the award agreements for such stock options, restricted stock and SARs under the 2002 Stock Incentive Plan provide as follows: (1) all unvested stock options and SARs will vest immediately and all unexercised options and SARs can be exercised for their remaining terms; and (2) all outstanding performance-based restricted stock awards vest immediately and become non-forfeitable.

The awards do not generally accelerate in connection with the retirement, resignation or other termination of employment (i.e., voluntary termination, termination for cause or involuntary termination) of any of the participants. In addition, none of the equity awards under the 2002 Stock Incentive Plan accelerate in the event of termination by death or disability, although SARs and options could be exercised for specified periods following such termination events.

Employment Agreements and Quantification of Payments upon Termination or Change of Control

Mr. Kaminski.  If Mr. Kaminski is terminated without cause, he will be paid his monthly base salary for a period of 24 months, provided that, if he is reemployed by the Company or obtains comparable employment during such 24 month period, his salary continuation payments will be offset by the amount of salary from the Company or a new employer. In addition, the number of his stock options, stock appreciation rights or other equity awards subject to vesting over the 12 month period following any such termination will automatically vest as of the termination date and will be exercisable for a period of one year thereafter. In the event of a change of control of the Company, if Mr. Kaminski is not offered a comparable position and salary in the surviving entity after the change of control, he will be paid his monthly base salary for a period of 24 months after the termination of his employment. Additionally, 100% of his unvested options, stock appreciation rights and restricted shares will vest under the terms of the 2002 Stock Incentive Plan. If Mr. Kaminski is terminated without cause or as a result of a change of control during a year in which he has served at least six months as president and chief executive officer, he is entitled to receive a bonus from any bonus plan in which he is a participant at the same level as the other management employees on a prorated basis based on the number of days worked. In the event of either a termination without cause or as a result of change of control, Mr. Kaminski will be entitled to his medical and dental benefits for a period of 24 months (subject to any requirements for employee contributions), except that such benefits will end if he obtains full time employment with another employer.

Other Named Executive Officers.  If a Named Executive Officer, other than Mr. Kaminski, is terminated by the Company without cause or within 12 months after a change of control of the Company, the Named Executive Officer will receive his monthly base salary as of the date of termination for 12 months following the date of termination (18 months for Mr. Johnston). The officer also will receive continuation of medical and dental benefits (subject to any requirement for employee premium contributions) for 12 months (18 months for Mr. Johnston), except that such benefits will terminate upon receipt of comparable benefits from another employer. Unvested stock options and other equity awards will vest in accordance with the terms of the 2002 Stock Incentive Plan. In the event of termination by the Company without cause, the salary continuation payments will be offset by the amount of any compensation the officer receives during the severance period from the Company, any other employer or as an independent contractor.

Based on a hypothetical termination date of December 31, 2010, the severance benefits for the Named Executive Officers would have been as follows:

Named Executive Officer	Termination without cause ($)	Involuntary termination following change of control ($)
Michael P. Kaminski (1)	826,056	826,056
Daniel J. Johnston	499,542	499,542
Douglas M. Bruce	333,028	342,778
Frank J. Cheng	288,028	304,228
David A. Giffin	196,673	201,548

(1)	Excludes amounts related to a potential bonus available to Mr. Kaminski upon termination without cause or in contemplation of a change of control as described above.

The foregoing payments with respect to each of the above Named Executive Officers include salary continuation payments and the value of accelerated vesting of equity awards as described above plus continued health and dental benefits in accordance with the terms of their respective employment agreements.

We do not currently maintain any other retirement or post-termination benefits plans. We do not currently maintain any change-in-control severance plans for our Named Executive Officers other than as described above.

V.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2011 by:

•	each person known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors or nominees;

•	each of our Named Executive Officers; and

•	all of our directors, nominees and executive officers as a group.

There were 55,288,521 shares of common stock outstanding as of March 31, 2011. Unless otherwise indicated, the table below includes the number of shares underlying options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2010. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2010 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Name and address of Beneficial Owner of Common Stock	Number of shares of Common Stock beneficially owned	Percentage of shares of Common Stock beneficially owned
Five percent shareholders
Entities affiliated with Sanderling Ventures (1) 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402	8,764,705	14.72%
Alafi Capital Company LLC (2) 9 Commodore Drive, Suite 405 Emeryville, CA 94608	8,130,420	13.66%
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	6,597,727	11.93%
Franklin Resources, Inc. (4) One Franklin Parkway San Mateo, CA 94403	3,364,300	6.08%
Directors and Named Executive Officers
Fred A. Middleton (5)	9,242,791	15.48%
Christopher Alafi (6)	8,543,781	14.33%
David W. Benfer (7)	115,600	*
Joseph D. Keegan (8)	-	*
William M. Kelley (9)	140,527	*
Robert J. Messey (10)	134,100	*
William C. Mills III (11)	150,000	*
Eric N. Prystowsky (12)	77,500	*
Michael P. Kaminski (13)	752,722	1.35%
Daniel J. Johnston (14)	137,254	*
Douglas M. Bruce (15)	295,035	*
Frank J. Cheng (16)	36,488	*
David A. Giffin (17)	103,684	*
All directors and executive officers as a group (13 persons)	19,717,540	30.08%

* Indicates ownership of less than 1%

(1)

Includes: (a) 797 shares held by the Middleton McNeil Retirement Trust; (b) 828 shares held by Sanderling Ventures Management V; (c) 30,609 shares held by and 65,167 shares issuable under warrants held by

Sanderling VI Beteiligungs GmbH & Co. KG; (d) 36,470 shares held by and 77,646 shares issuable under warrants held by Sanderling VI Limited Partnership; (e) 16,116 shares held by and 728,926 shares issuable under warrants held by Sanderling Ventures Management VI; (f) 532,758 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P.; (g) 224,515 shares held by Sanderling Venture Partners IV Co-Investment Fund, L.P.; (h) 677,906 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (i) 110,971 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (j) 119,566 shares held by Sanderling V Limited Partnership; (k) 397,164 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (l) 781,351 shares held by Sanderling Venture Partners II, L.P.; (m) 15,000 shares held by Sanderling Management 401(k) Plan; and (n) 1,581,607 shares held by and 3,367,308 shares issuable under warrants held by Sanderling Venture Partners VI Co-Investment Fund, L.P.

The Middleton McNeil Retirement Trust has voting and dispositive authority over the shares owned by such trust. The trust’s trustees are Fred A. Middleton and Robert G. McNeil, who manage the trust for the benefit of Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing trust, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates, L.P. is the general partner of Sanderling Venture Partners II, L.P. and has voting and dispositive authority over the shares owned by Sanderling Venture Partners II, L.P. Middleton-McNeil Associates, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Sanderling Ventures Management VI is managed by Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management VI, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures

Management VI. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

All information regarding ownership of Sanderling Ventures and its affiliates is based solely on a Schedule 13D filed by Sanderling Ventures on March 18, 2009, and Form 4s filed by Mr. Middleton on August 19, 2010 and November 12, 2010.

(2)	Includes 3,891,373 shares held by and 4,239,047 shares issuable under warrants held by Alafi Capital Company LLC (“Alafi Capital”). Christopher Alafi, one of our directors and Moshe Alafi are the managing partners of Alafi Capital and have full voting and investment power with respect to the shares owned by Alafi Capital. All information regarding ownership of Alafi Capital and its affiliates is based solely on a Schedule 13D filed by Alafi Capital on March 18, 2009 and Form 4s filed by Dr. Alafi on August 19, 2010 and November 12, 2010.

(3)	Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own 6,597,727 shares of the Company which are held of record by clients of Wellington Management. All information regarding ownership of Wellington Management is based solely on a Schedule 13G filed by Wellington Management on February 14, 2011.

(4)	All information regarding ownership of Franklin Resources, Inc. is based on a Schedule 13G filed on February 4, 2011 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. The shares are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Advisers, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources, Inc. and are the principal Shareholders of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and sole dispositive power over 3,364,300 shares.

(5)	Includes 4,525,658 shares held by and 4,239,047 shares issuable under warrants held by Sanderling as described above. Mr. Middleton disclaims beneficial ownership of the shares and warrants held by Sanderling and Middleton-McNeil L.P. except to the extent of his proportionate ownership interest therein. Also includes options to purchase 197,500 shares of common stock.

(6)	Includes 3,891,373 shares held by and 4,239,047 shares issuable under warrants held by Alafi Capital as described above. Dr. Alafi is a general partner of Alafi Capital and disclaims beneficial ownership of the shares and warrants held by Alafi Capital except to the extent of his proportionate partnership interest therein. Includes 2,225 shares held by the Alafi Family Foundation, 76,000 shares held by the Christopher Alafi Trust, and 30,000 shares held by Dr. Alafi’s mother. Also includes options to purchase 80,000 shares of common stock held by Dr. Alafi.

(7)	Includes options to purchase 97,500 shares.

(8)	Mr. Keegan joined the Board effective February 2011; therefore, no compensation was earned in 2010.

(9)	Includes 4,000 shares held by Advisors To Healthcare Suppliers (ATHS), formerly MedTech Partners. Mr. Kelley is a partner of ATHS and disclaims beneficial ownership of the shares held by ATHS except to the extent of his proportionate partnership interest therein. Also includes options to purchase 121,527 shares.

(10)	Includes options to purchase 120,000 shares of common stock.

(11)	Includes options to purchase 125,000 shares of common stock.

(12)	Includes options to purchase 67,500 shares of common stock.

(13)	Includes options to purchase 651,565 shares of common stock.

(14)	Includes options to purchase 91,667 shares of common stock.

(15)	Includes options to purchase 159,088 shares. Also includes 100 shares owned by Mr. Bruce’s minor daughter.

(16)	Includes options to purchase 12,188 shares of common stock.

(17)	Includes options to purchase 68,438 shares of common stock.

VI.	AUDIT COMMITTEE

Three non-employee directors comprise the Audit Committee. All are independent as defined in Nasdaq Rule 5605(a)(2) and Rule 10-A-3(b)(1) of the Securities Exchange Act of 1934. The Board has adopted a written charter for the Audit Committee which is attached as Exhibit A to this proxy statement.

The Audit Committee assists the Board in its oversight of our accounting and financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal control, while the independent registered public accountants are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2010 with management, including a discussion of the quality and the acceptability of our financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with the independent registered public accounting firm their judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee discussed with the independent registered public accountants, the firm’s independence from our management including the matters in the accountants’ written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Our independent registered public accountants did not provide any non-audit services to us during 2010.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. The Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2011.

Submitted by the Audit Committee of the Board of Directors.

Robert J. Messey, Chair

William C. Mills III

David W. Benfer

VII.	PROPOSAL II: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee, pursuant to its charter, has appointed Ernst & Young LLP as the Company’s independent registered public accountants to examine the financial statements of the Company for our 2011 fiscal year.

While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2011. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A formal statement by representatives of Ernst & Young LLP is not planned for the Annual Meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

VIII.	PROPOSAL III: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation (Section 14A of the Exchange Act) requires that we include in this proxy statement a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”) and a non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years.

As shareholders consider how to cast their vote, we encourage that they review the Compensation Discussion & Analysis on pages 13 to 25. Stereotaxis’ compensation governance and planning processes are focused on creating a program that aligns executive pay outcomes with long-term value creation for shareholders. The Company’s 2010 executive compensation program reflects this focus, and changes made in 2011 demonstrate our commitment to continual improvement of our pay programs. We believe the executive compensation program in place today supports the strategic goals of the Company and the necessary financial performance we need in order to grow our stock price. In particular, we believe the following points illustrate our commitment to pay for performance:

•	A substantial proportion of pay is delivered in the form of short and long-term incentives connected to key financial goals and stock price appreciation.

•	Below-target pay outcomes for the fiscal year 2010 annual incentive program align with financial performance achievement against our business goals.

•

In 2011, we implemented stock ownership guidelines for our Named Executive Officers, as well as a specialized long-term incentive strategy intended to reinvigorate our employee base; we also adopted a new peer group, which we believe will provide a valuable resource for ensuring we maintain a top tier compensation program.

The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers as described in this proxy statement under “Executive Compensation”, including the Compensation Discussion & Analysis and the tabular and narrative disclosure contained in this proxy statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

IX.	PROPOSAL IV: VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, recently enacted legislation requires that we include in this proxy statement a separate non-binding shareholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

The Board has determined that following this year’s advisory vote on executive compensation, an advisory vote on executive compensation every three years is the best approach for the Company based on a number of considerations, including the following:

•	Our compensation program is designed and weighted to reward sustained financial and stock price performance over such a multi-year period.

•

The largest value creation opportunity for our Named Executive Officers rewards multi-year stock price appreciation through the provision of stock-settled stock appreciation rights with multi-year vesting and awards of performance-based restricted stock with a three year cliff vesting.

•

A success of the Company’s long-term incentive strategy is best measured on a three year frequency by providing sufficient time for shareholders to meaningfully weigh the full impact and success of the program compared to the sustained financial performance of the Company.

Although the vote is non-binding, our Board intends to take into account the outcome of the vote when making future decisions about the Company’s executive compensation policies and procedures. The Company’s shareholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur. For example, the rules of the NASDAQ Global Markets require the Company to seek shareholder approval for new employee equity compensation plans and material revisions thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

X.	PRINCIPAL ACCOUNTING FEES AND SERVICES

The following fees were charged for professional services rendered by Ernst & Young LLP, our independent registered public accountants, in fiscal year 2009 and fiscal year 2010:

Description of Professional Service	Amount Billed for Fiscal Year
	2009 $	2010 $
Audit Fees – professional services rendered for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.	606,626	444,801
Audit-Related Fees – assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of financial statements and are not reported as “Audit Fees.”	1,985	1,995
Tax Fees – professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.	6,581	-
All Other Fees	-	-
Total Ernst & Young LLP Fees	615,192	446,796

Pre-Approval Policy

As described in the Audit Committee charter, which was amended and restated in June 2010, it is the Audit Committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accountants. All of the audit services, audit-related services and tax services provided by Ernst & Young LLP during fiscal year 2010 were pre-approved in accordance with the Audit Committee’s policy.

XI.	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2010, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock or any member of such persons’ immediate families had or will have a direct or indirect material interest other than agreements which are described below.

Note and Warrant Purchase Agreement.    Effective November 10, 2010, we executed the Third Amendment to the Note and Warrant Purchase Agreement with Alafi Capital Company and certain affiliates of Sanderling Venture Partners (the “Lenders”) under which the Lenders committed to extend their October 2009 agreement to loan us an aggregate of $10 million on an unsecured basis though March 31, 2012. This facility may also be used by the Company to guarantee its loan commitments with Silicon Valley Bank, its primary bank lender, through the same extended term. In conjunction with this extension, we issued five-year warrants to purchase an aggregate of 800,000 shares of our common stock at an exercise price of $4.015 per share to the Lenders. Such number of warrants was equal to 32% of the $10 million extension with an exercise price equal to 10% above the price of common shares sold in the November 2010 public offering.

XII.	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires all Company executive officers, directors and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from reporting persons, we believe that all such persons timely filed such reports during the last fiscal year.

XIII.	GENERAL INFORMATION

A.	SHAREHOLDER PROPOSALS

Proposals Included In Proxy Statement

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2012 Annual Meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than December 16, 2011, which is 120 calendar days prior to the anniversary of April 15, 2011, the release date of this proxy statement relating to the 2011 Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

Our By-Laws provide that shareholders seeking to bring business before an Annual Meeting of Shareholders, or to nominate candidates for election as directors at an Annual Meeting of Shareholders, must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders. However, in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the Annual Meeting was mailed to shareholders or made public, whichever first occurs. Our restated bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an Annual Meeting of Shareholders or from making nominations for directors at an Annual Meeting of Shareholders.

Any shareholder wishing to submit a candidate for election to our Board of Directors should follow the procedures outlined in “Director Nominations.” For all other proposals, as to each matter of business proposed, the shareholder should send the following information to the Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	A brief description of the business desired to be brought before the meeting and the reasons for conducting such business;

•	The text of the business (including the text of any resolutions proposed and the language of any proposed amendment to our charter documents);

•	The name and address, as they appear in our shareholder records, of the shareholder(s) proposing such business;

•	The class and number of shares of the stock which are beneficially owned by the proposing shareholder(s);

•	Any material interest of the proposing shareholder(s) in such business; and

•

A statement as to whether either the proposing shareholder(s) intend(s) to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal.

A more complete description of this process is set forth in our bylaws.

B.	HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials, with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement and/or Notices of Internet Availability of Proxy Materials addressed to those shareholders. This process is commonly referred to as “householding.” The Company and some brokers household annual reports, proxy materials, and Notices of Internet Availability of Proxy Materials, delivering a single annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

You may request to receive at any time a separate copy of our proxy materials, our Annual Report, or Notice of Internet Availability Proxy Materials, or notify us that you do or do not wish to participate in householding by sending a written request to our Corporate Secretary at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, or by telephoning 314-678-6100. We will deliver such materials to you promptly upon such request.

C.	OTHER INFORMATION

The Board knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareholder proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. In addition, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person. In addition, we will furnish, without charge, copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Commission, upon the written request of any person who is a shareholder as of the Record Date, upon payment of a reasonable fee which shall not exceed our reasonable expenses in connection therewith. Requests for such materials should be directed to Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attention: Secretary. Such information may also be obtained free of charge by accessing the Commission’s web site at www.sec.gov.

April 15, 2011

Exhibit A

AUDIT COMMITTEE CHARTER

(ADOPTED: MARCH 2004, AMENDED JUNE 2010)

I.	STATEMENT OF PURPOSE

The Audit Committee (the “Committee”) will assist the Board of Directors (the “Board”) of Stereotaxis, Inc. (the “Company”) in fulfilling the Board’s oversight responsibilities with regard to the Company’s accounting and financial reporting process, internal controls and the Company’s independent auditors. The duties of the Committee are ones of oversight. It is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. The primary responsibility for the Company’s financial statements and internal controls rests with the Company’s management. Similarly, it is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or to monitor the Company’s legal compliance programs. The primary responsibility for these matters also rests with the Company’s management. The Board of Directors recognizes that the Committee necessarily will rely on the advice and information it receives from the Company’s management, internal auditors and independent auditors. Recognizing these inherent limits on the scope of the Committee’s review, however, the Board expects the Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. The Board also expects that the Committee will maintain free and open communication with the other directors, the Company’s independent and internal auditors and the financial management of the Company.

II.	COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of at least three members of the Board of Directors, with the number of members to be determined from time to time by the Board. The members shall be designated by the Board of Directors, and the composition of the Committee shall, in the judgment of the Board, be such as to comply with the rules of the Securities and Exchange Commission and Rule 4350(d)(2) of The Nasdaq Stock Market Rules, or the applicable rule(s) governing audit committees of such other national market system or exchange on which the Company’s stock may be traded from time to time, or any successor rules.

III.	MEETINGS

The Committee shall meet at least four (4) times annually, or more frequently as the Committee may from time to time determine may be appropriate. No less than quarterly, these meetings shall include separate executive sessions with the Company’s Chief Financial Officer, the independent auditors and the Controller. Unless the Board has previously designated the Chair, the members of the Committee shall designate a Chair by majority vote. Two or more committee members shall constitute a quorum.

Teleconferences may also be held at such other times as shall be reasonably requested by the Chair of the Board, Chair of the Committee, independent auditor, or the Company’s financial management. At the invitation of the Committee Chair, the meetings will be attended by the Chair of the Board, Chief Executive Officer, Chief Financial Officer, Controller, representatives from the independent audit firm, and/or other persons as are appropriate to matters under consideration.

IV.	DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The duties and responsibilities of the Committee shall include the following:

A.	INDEPENDENT AUDITORS

1.        Receive the written disclosures and letter from the Company’s independent auditors contemplated by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as the same may be modified or supplemented, and discuss with the independent auditors any issues required to be discussed regarding their objectivity and independence. The Committee shall monitor all relationships between the Company and the Company’s independent auditors for compliance with the auditor independence requirements of the Securities and Exchange Commission and PCAOB, including, but not limited to, rotation of audit partners, employment by the Company of former employees of the Company’s independent auditor and compensation practices of the independent auditors.

2.        The Committee shall implement procedures to assure that the Company’s independent auditors do not provide any services to the Company that are prohibited by the rules of the Securities and Exchange Commission or The Nasdaq Stock Market. The Committee shall pre-approve all audit and non-audit services (and related fees) that are to be provided to the Company by the Company’s independent auditors, pursuant to pre-approval policies and procedures set forth in Appendix A to the Audit Committee Charter attached hereto. The Committee shall consider any significant non-audit assignments awarded to the independent auditors and determine whether or not these have any impact on the independence of the independent auditor in the performance of the annual audit.

3.        Annually evaluate the qualifications, quality control procedures and prior performance of the Company’s current independent auditors, which shall be ultimately accountable to this Committee, as representatives of the shareholders.

4.        The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the Company’s independent auditor. If a determination is made to replace the current independent auditors, the Committee shall be directly responsible for the appointment of such replacement. The Committee shall also be directly responsible for the oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, and the Company’s independent auditor shall report directly to the Committee.

5.        Meet with the independent auditors and financial management of the Company in advance of the annual audit to review its proposed scope, the proposed scope of the quarterly reviews, and the procedures to be followed in conducting the audit and the reviews.

6.        Review and approve the independent auditors’ annual engagement letter, and the compensation of the independent auditors.

7.        Review with the independent auditors any matters required to be discussed by Statement of Auditing Standards No. 61, as amended and adopted by the PCAOB in Rule 3200T, as the same may be modified or supplemented. These include the following matters:

•	the auditor’s responsibility under generally accepted auditing standards,

•	significant accounting policies,

•	management judgments and accounting estimates,

•	significant audit adjustments,

•	other information in documents containing audited financial statements,

•	disagreements with management,

•	consultation with other accountants,

•	major issues discussed with management prior to retention, and difficulties encountered in performing the audit.

8.        Review with the independent auditors whether they discovered any illegal acts during the performance of their audit that were other than clearly inconsequential.

9.        Review and discuss, prior to filing, the Company’s financial statements proposed to be included in the Company’s Annual Report on Form 10-K with the Company’s financial management and independent auditors, including discussions about (i) critical accounting policies used by the Company, (ii) alternative accounting treatments that have been discussed by the independent auditors and management and the ramifications of using those alternatives, (iii) other written communications between the independent auditors and management (including any management letter or schedule of unadjusted differences), (iv) other major issues regarding accounting and auditing principles and practices, and (v) the adequacy of the Company’s internal controls. If deemed appropriate after such review and discussion, recommend to the Board of Directors that the financial statements be included in the Annual Report on Form 10-K.

10.        Review and discuss, prior to issuance or filing, the Company’s financial statements proposed to be included in the Company’s public earnings reports and the Company’s Quarterly Reports on Form 10-Q with the Company’s financial management and independent auditors, including the results of the independent auditors quarterly reviews. The Chair of the Committee may represent the entire Committee for purposes of the Form 10-Q review.

11.        Discuss at least annually with the Company’s independent auditors the following: the adequacy and effectiveness of the Company’s internal financial controls; the management letter issued by the independent auditor and management’s response thereto; actions management has taken or progress it has made in addressing issues raised by the independent auditors; any disagreements with management; and major areas of financial risk.

12.        Review with management and the independent auditors any comments or inquiries from the Securities and Exchange Commission relating to the Company’s financial statements or other financial matters included in the Company’s filings with the Commission.

B.	INTERNAL AUDITORS

1.        Approve the annual audit plan, charter and staffing of the internal audit department.

2.        Discuss at least annually with the internal auditor the effectiveness of the Company’s internal accounting controls, as well as any significant letters or reports to management issued by the internal auditors, and management’s responses thereto.

3.        Review annually with the internal auditor and the CFO the coordination of audit efforts to ensure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

4.        Discuss with the internal auditor and management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. Review risk assessment and risk management programs.

C.	MANAGEMENT

1.        Discuss at least annually with the Company’s management and outside counsel the effectiveness of the Company’s legal compliance programs, any legal matters that may have a material impact on the Company’s financial statements and any material reports or inquiries received from regulators or government agencies.

2.        Review for potential conflict of interest situations all related party transactions involving the Company and any of the Company’s principal shareholders or members of the Board of Directors or senior management or any immediate family member of any of the foregoing. If the Committee determines that any such related party transaction creates a conflict of interest situation, the transaction must be approved by the Committee prior to the Company entering into such transaction.

3.        Authorize and oversee investigations deemed appropriate by the Committee into any matters within the Committee’s scope of responsibility as described in this Charter or as may subsequently be delegated to the Committee by the Board of Directors, with the power to retain and set the fees for, at Company expense, independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate in the discretion of the Committee.

4.        Prepare the disclosure required of this Committee by S-K Item 306 of the Securities and Exchange Commission regulations to be included in the Company’s annual Proxy statement.

5.        Review this Charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate; ensure that this Charter is filed with the Securities and Exchange Commission, as required.

6.        Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

D.	OTHER MATTERS

1.        Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

2.        Oversee compliance with the Company Code of Ethics and Business Conduct and periodically review the Code of Ethics and Business Conduct and recommend to the Board any changes thereto.

3.        Report actions of the Committee periodically to the Board of Directors with such recommendations for action as the Committee deems appropriate.

4.        Maintain minutes or other records, either separately or within the minutes of the Board of Directors, of meetings and activities of the Committee.

5.        Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

6.        The Company shall provide the Committee with adequate funding, as determined by the Committee, for payment of compensation to the Company’s independent auditors and to any advisors engaged by the Committee.

APPENDIX A

AUDIT AND NON-AUDIT SERVICE PRE-APPROVAL POLICY

Audit Fees:

Annually, the Committee will review and approve the audit services and the estimated audit fees for the following fiscal year. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates.

Non-Audit Services and Fees:

Annually, and otherwise as necessary, the Committee will review and approve all non-audit services and the estimated fees for such services for the current fiscal year. For recurring services such as employee benefit plans, tax compliance, due diligence, expatriate tax returns, internal control reviews, statutory filings and import/export reviews, the Committee will review and approve the services and estimated total fees therefor by category of service. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates. For non-recurring services such as tax or other consulting, the Committee will review and approve the services and estimated fees by category of service and all individual projects exceeding an amount determined by the Committee from time to time. The projections will be updated quarterly and the Committee will pre-approve any amounts exceeding the original estimates and any new projects exceeding an amount determined by the Committee from time to time.

Approval Matrix:

Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman. Such approval will be reviewed with the entire Committee at the next quarterly meeting.

STEREOTAXIS, INC. MARTIN STAMMER, SENIOR MANAGER FINANCIAL REPORTING 4320 FOREST PARK AVENUE, SUITE 100 ST. LOUIS, MO 63108

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34096-P06140	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEREOTAXIS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors
The Board of Directors recommends a vote FOR the following:	☐	☐	☐

1. To elect three Class I directors to serve until our 2014 annual meeting of stockholders;
Nominees for Class I:
01) David W. Benfer
02) Michael P. Kaminski
03) Eric N. Prystowsky

Vote On Proposals	For	Against	Abstain
The Board of Directors recommends a vote FOR Proposals 2 and 3 below:

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.	☐	☐	☐

3. To approve executive compensation.	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain
The Board of Directors recommends a vote for 3 YEARS for Proposal 4:

4. To recommend the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

Please Mark Here for Address Change or Comments			☐
SEE REVERSE SIDE	Yes	No
I plan to attend the meeting	☐	☐

If no box is marked with respect to proposals 1, 2, 3, or 4, the undersigned will have been deemed to vote as the Board of Directors recommends for such proposals, and in the discretion of the proxy holders, for such other business as may properly come before the meeting.

Please sign, date and return the proxy promptly, using the enclosed envelope.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M34097-P06140

▲ FOLD AND DETACH HERE ▲

PROXY

STEREOTAXIS, INC.

Annual Meeting of Stockholders—May 25, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Fred A. Middleton, Michael P. Kaminski and Daniel J. Johnston, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Stereotaxis, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Central Time on May 25, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would posses if present at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED, FOR PROPOSALS 2 AND 3, AND 3 YEARS FOR PROPOSAL 4. IF NO CHOICE IS SELECTED, THE PROXY WILL VOTE THE SHARES IN ACCORDANCE WITH SUCH RECOMMENDATION.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side